January 5, 2010

Oragenics Announces $2.5MM Equity Private Placement Financing, the Conversion of $1MM Secured Note into Equity, and the Exercise of Certain Warrants and Options

For Immediate Release:

Alachua, FL (Date) – On December 30, 2009, Oragenics, Inc. (the "Company") consummated a private placement of equity pursuant to a Common Stock Purchase Agreement (the "Agreement") with accredited investors. Pursuant to the terms of the Agreement, the Company issued 10,016,250 shares of its Common Stock at a price of $0.25 per share to the investors for $2,504,062.50, the payment of which consisted of the following: $2,450,000 in cash at closing and $54,062.50 pursuant to the cancellation of the same dollar amount of outstanding deferred compensation obligation owed by the Company to Dr. Jeffrey Hillman.  Approximately half of the total investment, or $1,250,000, was made by the Koski Family Limited Partnership (the "KFLP").  In conjunction with, and as a condition to closing of the financing, the KFLP was issued 4,000,000 shares of the Company's Common Stock at $0.25 per share, which was the same price per share paid by the investors, in exchange for the cancellation of its $1.0 million secured note.  The loan originally had been secured by substantially all of the Company's assets (excluding receivables) and required interest payments at the rate of Prime plus 4.0% which were payable quarterly.  The transaction was consummated pursuant to, and in reliance upon, an exemption from registration set forth under Section 4(2) of the Securities Act of 1933 as amended, as this transaction did not involve a public offering.

Approximately $1MM of the total proceeds from the financing will be allocated to further the Company's development of its DPOLT synthetic chemistry platform, essential to the production of the Company's lead antibiotic, MU 1140, subject to the goals set forth by the two year NSF SBIR Phase II Grant received by the Company on February 15th, 2008.  This allocation makes the Company eligible to receive up to $500K in matching funds from the NSF; however, there can be no assurances that this matching grant will in fact be awarded.

Contemporaneously with the financing transaction contemplated by the Agreement, the KFLP also elected to exercise previously issued warrants (issued on June 30, 2009) to purchase 1,000,000 shares of Company Common Stock.  The warrants were exercised through the payment by the KFLP of the warrant exercise price of $0.10 per share. Additionally, Christine L. Koski and Robert C. Koski, as Directors of the Company, each exercised previously issued options to purchase 100,000 shares of the Company's Common Stock at the option exercise price of $0.10 per share.  These options were automatically granted to both Christine and Robert Koski when they became non-employee directors of the Company on June 30, 2009.3

David B. Hirsch, the Company's President and CEO stated, "We are extremely pleased to have consummated the private placement financing by the end of 2009.  With the additional capital coupled with the conversion of the secured note and the exercise in full of the previously issued warrant and options our balance sheet going into 2010 was substantially improved.”

About Oragenics, Inc.

Oragenics, Inc. is a biopharmaceutical company engaged in developing proprietary technologies, some of which are being commercialized and sold in the over-the-counter consumer healthcare market. The company also has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic areas of infectious diseases, diagnostics and oral health. The company is located in Progress Corporate Park at 13700 Progress Boulevard in Alachua, Florida, approximately 15 miles from the campus of the University of Florida in Gainesville.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

For more information about Oragenics, visit www.oragenics.com.  To schedule an interview with Mr. Hirsch, contact Cara Downs at 818-907-5929 / cdowns@ssapr.com.

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CONTACT:	SSA Public Relations
+ 1 (818) 907-5929
Cara Downs
cdowns@ssapr.com
Steve Syatt
ssyatt@ssapr.com

Oragenics, Inc.
+ 1 (386) 418-4018
David Hirsch, President and CEO
dhirsch@oragenics.com